Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SharpSpring, Inc. on Form S-3 of our report dated March 30, 2017, with respect to the consolidated financial statements of SharpSpring, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the caption “Experts” in the Prospectus.

Atlanta, Georgia
February 2, 2018